Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500FAX: (617) 995-2510

Contacts:

Investors	Media
Carol Hausner	Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2005 Financial Results

– Company Provides Business Update –

CAMBRIDGE, MA, August 11, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three- and twelve-month periods ended June 30, 2005.

For the three month period ended June 30, 2005, the Company reported a net loss of $2.7 million, or $0.07 per basic and diluted share, compared to net income of $0.3 million, or $0.01 per basic and diluted share, in the same three-month period a year ago. For the fiscal year ended June 30, 2005, the Company reported a net loss of $11.0 million, or $0.27 per basic and diluted share, compared to a net loss of $5.9 million, or $0.15 per basic and diluted share, for the fiscal year ended June 30, 2004.

Revenues for the three-month period ended June 30, 2005 were $7.4 million, compared to $9.3 million for the same period last year. The fourth quarter 2005 revenues include $4.6 million of research and development support fees, as compared to $4.4 million for the same period last year. Revenues for the three months ended June 30, 2005 also include $1.6 million of clinical materials reimbursement related to the manufacture of clinical materials for partners, and $1.2 million of license and milestone fees, as compared to $3.5 million and $1.3 million, respectively, for the same period last year.

Revenues for the fiscal year ended June 30, 2005 were $35.7 million compared to $26.0 million for the fiscal year ended June 30, 2004. Revenues for the 2005 fiscal year include $17.4 million of research and development support fees, as compared to $13.6 million in the same period last year. Also included in the 2005 fiscal year revenues were $10.5 million of clinical material reimbursement related to the manufacture of clinical materials for partners, and $6.8 million of license and milestone fees, as compared to $6.6 million and $5.5 million, respectively, last year.

-more-

Research and development support fees primarily represent funding earned pursuant to the Company’s discovery, research, and commercialization collaboration with the sanofi-aventis Group. During the three- and twelve-month periods ended June 30, 2005, this revenue also includes funding earned under the Company’s development and license agreements with Biogen Idec and Centocor.

Operating expenses for the three-month period ended June 30, 2005 were $10.7 million, compared to $10.6 million for the same period last year. The fourth quarter 2005 operating expenses include research and development expenses of $6.9 million, as compared with $5.9 million in the same period last year. Also included in the fourth quarter 2005 operating expenses were $1.4 million for the costs of clinical materials reimbursed, as compared to $2.9 million in the same period last year.

Operating expenses for the fiscal year ended June 30, 2005 were $48.5 million, as compared to $34.5 million for the fiscal year ended June 30, 2004. Included in the operating expenses for 2005 was research and development expense of $30.5 million, compared to $21.7 million for the 2004 fiscal year. Also included in operating expenses for the 2005 and 2004 fiscal years were costs of clinical material reimbursed of $9.2 million and $5.7 million, respectively.

Other income decreased to $1.9 million in the fiscal year ended June 30, 2005, compared to $2.7 million in the fiscal year ended June 30, 2004. Included in other income for the 2005 and 2004 fiscal years was interest income of $2.0 million and $1.4 million, respectively. The increase in interest income for the 2005 fiscal year is attributable to higher rates of return on investments as compared to fiscal year 2004. The lower amount of other income in fiscal year 2005 compared with 2004 is the result of a $1.3 million materials reimbursement from the sanofi-aventis Group in the final three months of fiscal 2004.

As of June 30, 2005, ImmunoGen had approximately $90.6 million in cash and marketable securities. This compares to $94.6 million as of June 30, 2004. During the year ended June 30, 2005, cash used in operations was $2.1 million compared to $5.0 million in the year ended June 30, 2004. The cash used in operations is primarily to fund the net loss. The Company’s cash used in operations decreased in 2005 compared with 2004, despite an increase in its net loss, as a result of a reduction in working capital – principally decreases in accounts receivable and inventories in 2005 as compared to 2004 primarily as a result of reduced demand for clinical material by the Company’s collaborators.

The Company anticipates that its net loss in fiscal year 2006 will be between $17 million and $19 million—inclusive of approximately $2 million of stock-related compensation expense reflecting the Company’s adoption of FAS 123(R) as of July 1, 2005—compared with $11.0 million in the 2005 fiscal year, which does not include a comparable stock compensation expense. The projected increase in net loss—excluding the effect of adoption of the revised accounting standard—is primarily due to the Company’s aggressive clinical program in support of its own compounds, and the associated costs for the clinical sites, drug supplies, and trial management. Similarly, the Company projects that the cash used in operations in fiscal year 2006 will be between $16 million and $19 million, compared to $2.1 million in fiscal year 2005, and that capital expenditures will be approximately $4 million in fiscal year 2006. The greater use of funds is due to the increased net loss projected in 2006 compared with 2005 without the offsetting decrease in working capital experienced in 2005. The Company anticipates that its current capital resources plus future collaborator payments, including committed funding to be received from the sanofi-aventis Group pursuant to the collaboration agreement, will enable the Company to meet its operational expenses and capital expenditures for at least the next three to four fiscal years.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “We continue to build momentum behind the development of our own compounds and the potential of our TAP technology. In the past three months, we advanced our huC242-DM4 compound into clinical testing and we completed all preparations needed for our huN901-DM1 compound to begin clinical evaluation for its second indication – multiple myeloma. We expect patient dosing in this multiple myeloma study to begin any day. We reported favorable initial Phase II findings with huN901-DM1 in the treatment of small-cell lung cancer and have expanded this study so that it will include more clinical centers and more patients. Although our aggressive clinical program will increase our expenses in our 2006 fiscal year, we believe this investment is in the best interests of ImmunoGen.”

Dr. Sayare continued, “Additionally, over the past three months Millennium Pharmaceuticals, Inc. reported additional clinical data on their MLN2704 TAP compound and Genentech took a third license to use our TAP technology with their therapeutic antibodies. We also further strengthened our management team with the addition of Daniel Junius as Senior Vice President, Finance and CFO, and we added Nicole Onetto, MD, to our Board.”

ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. The Company develops its own products using its TAP technology with its own antibodies and selectively outlicenses its technology to other companies for use with their proprietary antibodies.

Update on ImmunoGen Product Candidate HuN901-DM1

ImmunoGen is developing huN901-DM1 for the treatment of cancers that express CD56, which include small-cell lung cancer (SCLC) and multiple myeloma.

Initial Phase II clinical findings with the compound in SCLC were reported at the American Society of Clinical Oncology (ASCO) annual meeting in May. Fourteen patients had received huN901-DM1 in this study at the time of ASCO: thirteen patients with SCLC and one patient with a CD56-positive small-cell carcinoma of the cervix. The patients all had cancer that had relapsed after previous treatment and received huN901-DM1, as monotherapy, weekly for four weeks followed by two weeks off treatment for a six-week cycle. Efficacy information was available for eleven patients.

Among this small group of patients, a patient with relapsed small-cell lung cancer had significant tumor regression (a partial response by RECIST criteria) that was sustained for over 18 weeks. The patient with small-cell carcinoma of the cervix also had a partial response in her first treatment cycle, but did not receive further treatment and her cancer progressed. Three patients had stable disease that was not durable.

This study is being expanded to thirty-five patients to better define the clinical activity of huN901-DM1 in SCLC. Also underway is a study to assess the compound’s safety,

pharmacokinetics, and clinical activity in SCLC and other CD56-expressing solid tumors when dosed daily for three days followed by eighteen days off treatment. ImmunoGen anticipates that findings from this Phase I study will be reported during its 2006 fiscal year.

ImmunoGen is initiating a Phase I study in CD56-expressing multiple myeloma. The Company believes that multiple myeloma may be a faster developmental pathway for huN901-DM1 than SCLC, and also wants to expand the compound’s potential market. ImmunoGen plans to provide more details on this study with the announcement of the initiation of patient dosing.

HuN901-DM1 comprises the huN901 antibody, which binds to the CD56 antigen, and the potent cell-killing agent DM1. The huN901 antibody serves to target the compound specifically to CD56-expressing cancer cells and the DM1 serves to kill these cancer cells.

Update on ImmunoGen Product Candidate HuC242-DM4

In June 2005, ImmunoGen initiated clinical testing with its huC242-DM4 product candidate. This TAP compound is in development for the treatment of cancers that express the CanAg antigen, which include colorectal, pancreatic, and other gastrointestinal cancers, as well as many non-small-cell lung cancers.

HuC242-DM4 is being evaluated in a Phase I dose-escalation study in patients with refractory CanAg-expressing cancers. Once the maximum tolerated dose is defined, additional patients with tumors that consistently and intensely express CanAg will be enrolled to gain added experience with the compound in these patients.

HuC242-DM4 comprises the CanAg-targeting antibody huC242 and the potent cell-killing agent DM4. The huC242 antibody serves to target the compound specifically to the CanAg-expressing cancer cells, and the DM4 serves to kill the cells.

Update on ImmunoGen Collaborations

Millennium Pharmaceuticals, Inc.

In May 2005, Millennium reported initial data from a Phase I/II study assessing alternative dosing schedules for its MLN2704 TAP compound. MLN2704 comprises the MLN591 Millennium antibody, which targets the prostate-specific membrane antigen (PSMA), and ImmunoGen’s DM1. At the time of the ASCO meeting, two treatment schedules had been evaluated – dosing weekly and dosing every two weeks. Assessment of activity included examination of serum levels of PSA, as rising PSA is an indicator of prostate cancer progression.

Among the six patients that received the highest dose tested on a bi-weekly basis – 330 mg/m2 – four patients had pronounced reductions in PSA levels. PSA levels decreased by at least 50% in two patients, with the reduction sustained for 10 weeks in one patient and over 31 weeks in the other patient. Administration of higher dose levels on a less frequent basis is now being assessed.

Genentech

In July 2005, Genentech licensed the exclusive right to use ImmunoGen’s TAP technology with therapeutic antibodies to an undisclosed target. Under the terms of the license, ImmunoGen receives a $1 million license payment, is entitled to receive milestone payments, and also receives royalties on the sales of any resulting products. Genentech is responsible for the development, manufacturing, and marketing of any products resulting from the license. This is the third such license to be taken by Genentech, which has also licensed the rights to use ImmunoGen’s TAP technology with therapeutic antibodies to another undisclosed target and with therapeutic antibodies to HER2.

Webcast Information

A live conference call and webcast are scheduled for August 11, 2005 at 4:30 p.m. ET. This call will include management discussion of financial results and guidance for the Company’s 2006 fiscal year.

To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on August 11, 2005 through 11:59 p.m. on August 17, 2005. To listen to the playback, call 719-457-0820 and provide passcode 857569. The call also may be heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through August 17, 2005.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing – huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and MLN2704 and AVE9633, which are in development by ImmunoGen collaborators. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; the ability of the Company’s current capital resources and anticipated future collaborator payments to enable the Company to meet its current and projected operational expenses and capital expenditures for the next three to four fiscal years; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

–financials follow–

IMMUNOGEN, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2005 and June 30, 2004

	June 30,	June 30,
	2005	2004
ASSETS

Cash and marketable securities	$90,565	$94,610
Other assets	19,567	28,020

Total assets	$110,132	$122,630

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$9,226	$11,285
Long term portion of deferred revenue and other long term liabilities	14,064	14,208
Stockholders’ equity	86,842	97,137

Total liabilities and stockholders’ equity	$110,132	$122,630

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months and year ended June 30, 2005 and 2004

	Three Months Ended June 30,		Year Ended June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Research and development support	$4,623	$4,409	$17,351	$13,563
License and milestone fees	1,160	1,300	6,776	5,548
Clinical materials reimbursement	1,606	3,460	10,523	6,571
Development fees	45	143	1,068	274

Total revenues	7,434	9,312	35,718	25,956

Expenses:
Cost of clinical materials reimbursed	1,413	2,944	9,236	5,659
Research and development	6,881	5,933	30,539	21,693
General and administrative	2,444	1,771	8,765	7,162

Total operating expenses	10,738	10,648	48,540	34,514

Loss from operations	(3,304)	(1,336)	(12,822)	(8,558)

Other income, net	586	1,659	1,900	2,687

Income (loss) before taxes	(2,718)	323	(10,922)	(5,871)

Income tax expense	2	21	29	46

Net income (loss)	$(2,720)	$302	$(10,951)	$(5,917)

Net income (loss) per common share, basic	$(0.07)	$0.01	$(0.27)	$(0.15)

Average common shares outstanding, basic	41,013	40,735	40,868	40,646

Net income (loss) per common share, diluted	$(0.07)	$0.01	$(0.27)	$(0.15)

Average common shares outstanding, diluted	41,013	42,919	40,868	40,646